Exhibit 2.12
THIS GLOBAL BOND AND THE SHARES TO BE DELIVERED UPON THE CONVERSION OF THE BONDS HAVE NOT AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NEITHER THIS GLOBAL BOND NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD WITHIN THE UNITED STATES OF AMERICA OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. THE GLOBAL BOND MAY NOT BE CONVERTED INTO SHARES BY OR ON BEHALF OF A PERSON LOCATED WITHIN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
ISIN: DE000A286LP0
Common Code: 227506199
German Securities Code (WKN): A286LP
QIAGEN N.V.
with corporate seat (statutaire zetel) in Venlo, The Netherlands

(the "Issuer")
GLOBAL BEARER BOND
representing
up to USD 500,000,000
(in words: five hundred million US dollars)
Convertible Bonds due 2027
convertible into ordinary registered shares of QIAGEN N.V.,
divided into bearer bonds in the principal amount of USD 200,000 each and ranking pari passu among themselves.
This global bearer bond (the "Global Bond") represents convertible bonds of the Issuer in the aggregate principal amount of up to USD 500,000,000, divided into Bonds in the principal amount of USD 200,000 each (the "Bonds"), and having the provisions specified, in the Terms and Conditions as annexed hereto. Definitive bonds representing the Bonds will not be issued. References in this Global Bond to the "Terms and Conditions" shall be to the Terms and Conditions as annexed hereto. Words and expressions defined or set out in the Terms and Conditions shall have the same meaning when used in this Global Bond.
The Issuer, subject to and in accordance with the Terms and Conditions, agrees to pay to the bearer of this Global Bond for on-payment to the Bondholders any sums payable in respect thereof under the Terms and Conditions.
The Issuer, subject to and in accordance with the Terms and Conditions, undertakes to deliver to the Bondholders upon conversion ordinary registered shares of the Issuer.
This Global Bond shall be deposited with Clearstream Banking AG, Frankfurt am Main ("Clearstream Frankfurt"), and is issued exclusively for the purpose of being held in safe custody by or for the account of Clearstream Frankfurt.
Clearstream Frankfurt is authorised to reduce the principal amount of this Global Bond by the aggregate of the principal amounts of the Bonds in relation to which the conversion has been exercised or which have been redeemed and cancelled. The relevant number of Bonds which are represented by this Global Bond will result from the relevant current electronic data documentation of Clearstream Frankfurt.
This Global Bond is governed by, and shall be construed in accordance with, German law.
This Global Bond will only be valid if it bears the handwritten signatures of two duly authorised representatives of the Issuer and the control signature of a person duly authorised by Deutsche Bank Aktiengesellschaft.
Venlo, 17 December 2020
QIAGEN N.V.

By: /s/ Thomas Neidert	By: /s/ Melanie Prang
(Authorised Signatory)	(Authorised Signatory)
Thomas Neidert	Melanie Prang

Authentication Signature (without liability, warranty or recourse):
/s/
(Authorised Signatory)

NOT FOR DISTRIBUTION IN OR INTO THE U.S., AUSTRALIA, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH OFFERS OR SALES WOULD BE PROHIBITED BY APPLICABLE LAW OR TO US PERSONS
Terms and Conditions of the Bonds
(the "Terms and Conditions")
§ 1    Definitions
In these Terms and Conditions, the following terms will have the following meanings:
(a)    General Definitions.
"Agent(s)" has the meaning set out in § 13(a).
"Aggregate Conversion Principal Amount" means the aggregate principal amount of Bonds delivered by a Bondholder for conversion with a single Conversion Notice as determined by the Principal Paying Agent in accordance with § 8(b)(iii).
"BGB" means the German Civil Code (Bürgerliches Gesetzbuch), as amended from time to time.
"Bond(s)" has the meaning set out in § 2(a).
"Bondholder" means the holder of a co-ownership interest or similar right in the Global Bond.
"Bondholders' Representative" has the meaning set out in § 17(e).
"Business Day" means each day (other than a Saturday or Sunday) on which (a) the Clearing System settles payments and (b) commercial banks and foreign exchange markets in New York City and Frankfurt am Main are open for business.
"Calculation Agent" has the meaning set out in § 13(a).
"Calculation Period" means, in respect of any Conversion Date, (i) the period of 25 consecutive Trading Days from and including the second Scheduled Trading Day immediately following such Conversion Date or (ii) such lesser number of Trading Days as are comprised in the period commencing on and including the second Scheduled Trading Day immediately following the relevant Conversion Date and ending on and including the 26th Scheduled Trading Day following such Conversion Date.
"Capital Markets Indebtedness" means any present or future obligation for the payment or repayment of borrowed monies (including obligations by reason of any guarantee or other assumption of liability for any such obligation of a third-party) under any bonds, notes or other securities with an original maturity of more than one year which are or are capable of being quoted, listed, dealt in or traded on a stock exchange, an over-the-counter-market or other recognised securities market.
"Clearing System" means Clearstream Banking AG, Frankfurt am Main ("Clearstream Frankfurt") or any successor in such capacity.
"Closing Price" on any Trading Day means
(i)    the official closing price of the Ordinary Share on the relevant Trading Day as reported on the Relevant Market; or
(ii)    if no such official closing price of the Ordinary Share can be so determined, the last reported official quotation of the Ordinary Share on the Relevant Market on the relevant Trading Day; or

(iii)    if the Closing Price cannot be so determined, the Closing Price as determined by an Independent Expert on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Closing Price will include, if the reporting of the Closing Price is discontinued, a reference to a quotation which replaces the Closing Price (x) by operation of law or (y) on the basis of generally accepted market practice, in each case translated (if necessary) into US dollars at the Relevant FX Rate on such Trading Day.
"Conversion Agent(s)" has the meaning set out in § 13(a).
"Custodian" means any bank or other financial institution with which the Bondholder maintains a securities account in respect of any Bonds and having an account maintained with the Clearing System and includes Clearstream Frankfurt.
"Delisting Event Notice" has the meaning set out in § 5(e)(i).
"Delisting Event Period" has the meaning set out in § 5(e)(iii).
"Delisting Event" has the meaning set out in § 5(e)(iii).
"Event of Default" has the meaning set out in § 12(a).
"Financial Year" means the financial year as set out in the articles of association of the Issuer.
"Global Bond" has the meaning set out in § 2(b).
"Independent Expert" means an independent bank of international standing or an independent financial adviser with relevant expertise appointed by the Issuer at its own expense, which may be the Calculation Agent.
"Issuer" means Qiagen N.V.
"Material Subsidiary" means a Subsidiary of the Issuer that, on a non-consolidated basis, has combined third-party revenues (from non-affiliated parties) prepared in accordance with accounting principles generally accepted in the United States, in excess of 5 per cent. of the consolidated revenues of the Issuer for the most recently completed fiscal year.
"Maturity Date" means 17 December 2027.
"Ordinary Share" means the ordinary registered share of the Issuer, with ISIN NL0012169213 as at the date of issue of the Bonds.
"Paying Agent(s)" has the meaning set out in § 13(a).
"Principal Amount" has the meaning set out in § 2(a).
"Principal Conversion Agent" has the meaning set out in § 13(a).
"Principal Paying Agent" has the meaning set out in § 13(a).
"Qualified Majority" has the meaning set out in § 17(b).
"Redemption Date" means the date fixed for redemption in the Issuer's notice in accordance with and subject to § 5(b) or § 5(c), which must be a Business Day.
"Relevant Market" means
(i)    in the case of the Ordinary Share, the New York Stock Exchange, or if at the relevant time the Ordinary Share is no longer traded on the New York Stock Exchange, such other stock exchange or securities market on which the Ordinary Share is mainly traded at the relevant time; and
(ii)    in the case of any other securities, rights or other assets, such stock exchange or securities market on which such other securities, rights or other assets are mainly traded at the relevant time.
"Share Price" on any Trading Day means
(i)    the volume-weighted average price (where the Relevant Market is the New York Stock Exchange, the Nasdaq Global Select or the Nasdaq Global Market (or any of their respective successors), in composite transactions) of the Ordinary Share on the Relevant Market on the relevant Trading Day as appearing on Bloomberg screen page HP in respect of the Ordinary Share (setting "Weighted Average Line") on the Bloomberg information system (or any successor screen page or setting) (such Bloomberg page being, as at the date of issue of the Bonds, QGEN US Equity HP), or
(ii)    if no volume-weighted average price of the Ordinary Share is available from the Bloomberg information system as described in clause (i) above, the volume-weighted average price (where the Relevant Market is the New York Stock Exchange, the Nasdaq Global Select or the Nasdaq Global Market (or any of their respective successors), in composite transactions) of the Ordinary Share on the Relevant Market on the relevant Trading Day as derived from such Relevant Market (or other appropriate source as determined by an Independent Expert), or
(iii)    if no volume-weighted average price of the Ordinary Share can be so determined, the official closing price of the Ordinary Share on the relevant Trading Day as reported on the Relevant Market, or
(iv)    if no such official closing price of the Ordinary Share can be so determined, the last reported official quotation of the Ordinary Share on the Relevant Market on the relevant Trading Day, or
(v)    if the Share Price cannot be determined in accordance with clauses (i) to (iv) above, the Share Price as determined by an Independent Expert on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Share Price will include, if the reporting of the Share Price is discontinued, a reference to a quotation which replaces the Share Price (x) by operation of law or (y) on the basis of generally accepted market practice, in each case translated (if necessary) into US dollars at the Relevant FX Rate on such Trading Day.
"Scheduled Trading Day" means each day (other than a Saturday or a Sunday) on which the Relevant Market for the Ordinary Shares is scheduled to be open for business as set out in the trading calendar first published by such Relevant Market in respect of the relevant calendar year, regardless of whether (i) the Relevant Market is actually open for business on such day or (ii) such day is a Trading Day for the Ordinary Share.
"SchVG" has the meaning set out in § 17(a).
"Security Interest" has the meaning set out in § 3(b).
"Shareholders" means the holders of the Ordinary Shares.
"Subsidiary" means (a) with respect to any Person, any corporation, association, partnership or other business entity of which more than 50 per cent. of the total voting power of shares of capital stock or other interests (including partnership interests) are entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof and is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person or (b) a subsidiary within the meaning of Article 2:24a of the Dutch Civil Code.
"Terms and Conditions" means these terms and conditions of the Bonds.
"Trading Day" means,
(i)    (other than for purposes of the determination of any Security Price pursuant to clause (ii) below), a day on which the Relevant Market for the Ordinary Shares is open for business and the Share Price can be determined in accordance with clauses (i) to (iv) of the definition of such term, or (if at the relevant time of determination there is no Relevant Market for the Ordinary Shares) a Business Day; or
(ii)    for purposes of the determination of any Security Price, a day on which the Relevant Market for any other securities, rights or other assets is open for business and Security Prices can be determined in accordance with clauses (i) to (iii) of the definition of such term.
"United States" means the United States of America (including the States thereof and the District of Columbia) and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands).
"WpÜG" means the German Securities Acquisition and Take-Over Act (Wertpapiererwerbs- und Übernahmegesetz), as amended from time to time.
(b)    Definitions relating to conversion.
"Bond Price Determination Date" has the meaning set out in § 8(e).
"Bond Price Unavailability Date" has the meaning set out in § 8(e).
"Cash Conversion Amount" has the meaning set out in § 8(c)(ii).
"Cash Settlement Date" has the meaning set out in § 8(c)(i)(B).
"CoCo Conversion Period" means, in respect of each Bond, any of the following periods:
(i)    if the Bonds are called by the Issuer for redemption in accordance with § 5(b) or § 5(c), the period from and including the date on which the call notice pursuant to § 5(b) or § 5(c) is published to and including the 45th Business Day prior to the Redemption Date;
(ii)    if any Event of Default in accordance with § 12(a) occurs, the period from and including the date on which the Event of Default occurs to but excluding the earlier of (x) the date the Bondholder has declared the termination of the relevant Bond in accordance with § 12(c) and (y) the date on which such Event of Default shall have been cured or waived;
(iii)    if an Acquisition of Control occurs, the period from and including the date on which the Issuer gives notice in accordance with § 11(a)(i) of an Acquisition of Control to 4:00 p.m. (Frankfurt time) on the Control Record Date at the latest;
(iv)    if a Take-over Bid is published, the period from and including the date of the notice of the Take-over Bid in accordance with § 11(b)(i) to 4:00 p.m. (Frankfurt time) on the last day of the Conditional Conversion Notice Period at the latest;
(v)    if the Issuer announces a distribution, allotment or grant to its shareholders of any securities, rights or other assets (including cash amounts), and if the Fair Market Value on the CoCo Reference Date of such securities, rights or other assets distributed, allotted or granted per

Share, as determined by the Calculation Agent, is greater than 25 per cent. of the arithmetic average of the Share Prices on each Trading Day during the period of 20 consecutive Trading Days ending on and including the last Trading Day prior to the CoCo Reference Date (or the Adjusted FMV Date, if applicable), the period:
(A)    from and including the Business Day immediately following the later of the following days:
(I)    the CoCo Reference Date; and
(II)    the date on which the Fair Market Value can be determined,
(B)    to and including the last Business Day before the later of the following days:
(I)    the Ex-Date of such distribution, allotment or grant; and
(II)    the 10th Business Day following the date determined to be applicable pursuant to clause (A);
(vi)    if at any time the Share Price on each of not less than 20 consecutive Trading Days during an observation period of 30 consecutive Trading Days ending on (and including) the Trading Day immediately preceding the final Trading Day of the immediately preceding Quarter exceeds 130 per cent. of the applicable Conversion Price on each such Trading Day (as verified by the Calculation Agent no later than on the second Business Day following the relevant Conversion Date), the period from and including the first Business Day of the immediately following Quarter to and including the last Business Day of such Quarter;
(vii)        if a Delisting Event occurs, the Delisting Event Period; or
(viii)    if a Parity Event or an IA Parity Event has (or is deemed to have) occurred, the period of 10 Business Days commencing on and including the first Business Day following the relevant Investor Notification Date.
Neither the Issuer nor the Calculation Agent shall be under any duty to monitor the occurrence of a CoCo Conversion Period. In addition, neither the Issuer nor the Calculation Agent shall be under any duty to notify (other than where specifically provided otherwise in § 8(e) below) Bondholders of the occurrence of a CoCo Conversion Period.
Whether a Parity Event or an IA Parity Event has (or is deemed to have) occurred will be determined in accordance with § 8(e).
"Closing Parity Value" has the meaning set out in § 8(e).
"CoCo Reference Date" means the date on which the Issuer for the first time publicly announces the terms of the distribution, allotment or grant to its shareholders of any securities, rights or other assets..
"Conversion Date" has the meaning set out in § 8(b)(iv).
"Conversion Notice" has the meaning set out in § 8(b)(i).
"Conversion Period" means
(i)    any CoCo Conversion Period commencing during the period from and including 27 January 2021 to but excluding 17 June 2027; and

(ii)    the period from and including 17 June 2027 to and including the earlier of the following days:
(x)    the 45th Business Day prior to the Maturity Date; or
(y)    if the Bonds are redeemed by the Issuer in accordance with § 5(b) or § 5(c), the 45th Business Day prior to the Redemption Date.
"Conversion Price" means initially US$ 80.7218, subject to adjustment from time to time in accordance with these Terms and Conditions.
"Conversion Ratio" per Bond on any day is equal to the Principal Amount divided by the Conversion Price in effect on such day.
"Conversion Right" has the meaning set out in § 8(a)(i).
"Daily Cash Conversion Amount" has the meaning set out in § 8(c)(ii).
"Daily Cash Conversion Value" or "DCV" has the meaning set out in § 8(c)(ii).
"Daily Net Shares" has the meaning set out in § 8(c)(iii).
"IA Parity Event" has the meaning set out in § 8(e).
"Investor Notice Date" has the meaning set out in § 8(e).
"Investor Notice" as the meaning set out in § 8(e).
"Issuer Notice" has the meaning set out in § 8(e)(ii).
"Issuer Notification Date" has the meaning set out in § 8(e).
"Leading Institution" has the meaning set out in § 8(e).
"Mid-Market Price" has the meaning set out in § 8(e).
"Notification Date" has the meaning set out in § 8(e).
"Parity Event" has the meaning set out in § 8(e).
"Quarter" means the three calendar months ended 31 March, 30 June, 30 September and 31 December in each year, commencing with the three months ending 31 March 2021.
"Quote for the Bonds" has the meaning set out in § 8(e).
"Reference Period" has the meaning set out in § 8(e).
"Settlement Date" means, in respect of any exercise of Conversion Rights, the date on which the Issuer delivers the relevant Settlement Shares in accordance with these Terms and Conditions (or, where no such Settlement Shares are to be delivered in respect of such exercise of Conversion Rights, (i) the first day following the relevant Calculation Period or (ii) where the relevant Conversion Date is pursuant to clause (C) of the definition of that term, such Conversion Date).
"Settlement Disruption Event" has the meaning set out in § 9(c).
"Settlement Shares" has the meaning set out in § 9(a).
"Scheduled Settlement Date" means
(x)    in the case of § 11(b)(ii), the fifth Business Day following the occurrence of the Acceptance Event;

(y)    otherwise the 15th Business Day following the end of the relevant Calculation Period.
(c)    Definitions relating to Adjustment of the Conversion Price.
"Adjusted FMV Date" has the meaning set out in § 10(m).
"Adjustment Date" has the meaning set out in § 10(j).
"Average Market Price" has the meaning set out in § 10(m).
"Cash Dividend" has the meaning set out in § 10(m).
"Ex-Date" has the meaning set out in § 10(m).
"Fair Market Value" has the meaning set out in § 10(m).
"FMV Date" has the meaning set out in § 10(m).
"Number of Trading Days" means, in respect of any Calculation Period, the actual number of Trading Days comprised in such Calculation Period as determined by the Calculation Agent in accordance with the definition of that term.
"Other Securities" has the meaning set out in § 10(c).
"Record Date" has the meaning set out in § 10(m).
"Relevant FX Rate" has the meaning set out in § 10(m).
"Scrip Determination Date" has the meaning set out in § 10(m).
"Scrip Dividend" has the meaning set out in § 10(m).
"Security Price" has the meaning set out in § 10(m).
"Spin-off Shares" has the meaning set out in § 10(m).
(e)    Definitions relating to Acquisition of Control, Take-over Bid.
"Acceptance Event Cash Conversion Amount" has the meaning set out in § 11(d)(ii).
"Acceptance Event Cash Conversion Amount" has the meaning set out in § 11(d)(ii).
"Acceptance Event" has the meaning set out in § 11(e).
"Acceptance Record Date" has the meaning set out in § 11(e).
"Acquisition of Control" has the meaning set out in § 11(e).
"Bidder" has the meaning set out in § 11(e).
"Conditional Conversion Notice Period" has the meaning set out in § 11(e).
"Conditional Conversion Notice" has the meaning set out in § 11(b)(ii)(A).
"Control Record Date" has the meaning set out in § 11(e).
"Control" has the meaning set out in § 11(e).
"Initial Acceptance Period" has the meaning set out in § 11(e).
"Mandatory Offer" has the meaning set out in § 11(e).
"Offer Price" has the meaning set out in § 11(e).

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other entity.
"Take-over Bid" has the meaning set out in § 11(e).
§ 2    Form and Denomination
(a)    The issue by the Issuer of convertible bonds in the aggregate principal amount of
US$ 500,000,000
(in words: US dollars five hundred million)
is divided into bonds in bearer form with a principal amount of US$ 200,000 (the "Principal Amount") each, which rank pari passu among themselves (the "Bonds" and each a "Bond").
(b)    The Bonds are represented by a global bond (the "Global Bond"). The Global Bond will be signed manually by two authorised signatories of the Issuer and will be authenticated by or on behalf of the Principal Paying Agent.
Definitive bond certificates will not be issued. The Bondholders will have no right to request physical delivery of the Global Bond or to require the issue of definitive bond certificates.
The Global Bond will be deposited with Clearstream Frankfurt, will be held by Clearstream Frankfurt and may not be transferred by Clearstream Frankfurt until the Issuer has satisfied and discharged all its obligations under the Bonds. The Issuer grants Clearstream Frankfurt a permanent, irrevocable and absolute possession right in the Global Bond. Copies of the Global Bond are available for each Bondholder at the Principal Paying Agent, so long as no such copy is itself an enforceable bearer instrument.
(c)    The Bondholders will receive proportional co-ownership interests or rights in the Global Bond, which are transferable in accordance with applicable law and the rules and regulations of the Clearing System.
§ 3    Status of the Bonds; Negative Pledge
(a)    Status of the Bonds.
The Bonds constitute unsubordinated and unsecured obligations of the Issuer ranking pari passu among themselves and, in the event of the dissolution, liquidation or insolvency of the Issuer or any proceeding to avoid insolvency of the Issuer, pari passu with all other present and future unsubordinated and unsecured obligations of the Issuer, save for such obligations which may be preferred by applicable law.
(b)    Negative Pledge of the Issuer.
So long as any amounts remain outstanding under the Bonds, but only up to the time all amounts payable to Bondholders under the Bonds in accordance with these Terms and Conditions have been placed at the disposal of the Clearing System, the Issuer undertakes and will procure (to the extent legally possible and permissible) that none of the Issuer and any Material Subsidiary will create or permit to subsist any mortgage, pledge, lien, charge or security interest in rem (each a "Security Interest") upon, or with respect to, any present or future assets or revenues of the Issuer or any Material Subsidiary, for the purpose of securing any (i) Capital Markets Indebtedness or (ii) guarantee of any Capital Markets Indebtedness, unless in such case the Issuer or any Material Subsidiary, as the case may be, shall simultaneously with, or prior to, the creation of such Security Interest, take any and all action necessary to procure that all amounts payable by it in respect of the

Bonds are secured equally and rateably with the Capital Markets Indebtedness or the guarantee for any Capital Markets Indebtedness secured by such Security Interest or benefit from an equivalent other Security Interest which will be approved by an Independent Expert as being equivalent security. The undertaking pursuant to sentence 1 of this § 3(b) will not apply to a Security Interest which (i) is mandatory according to applicable laws or (ii) is required as a prerequisite for governmental approvals.
Any Security Interest which is to be provided in accordance with this § 3(b) may also be provided to a person acting as trustee for the Bondholders.
§ 4    Interest
The Bonds do not bear periodic interest.
§ 5    Maturity, Redemption and Purchase
(a)    To the extent the Bonds have not previously been redeemed, converted, or repurchased and cancelled they will be redeemed at their Principal Amount on the Maturity Date.
(b)    The Issuer may, on giving not less than 55 and no more than 70 Business Days' prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect on the Redemption Date (which shall be no earlier than 17 December 2025 and no later than on the last day of the Conversion Period in accordance with clause (ii)(x) of the definition of the term "Conversion Period"). However, such notice may only be given if the Share Price on each of not less than 20 Trading Days during an observation period of 30 consecutive Trading Days is equal to or exceeds 130 per cent. of the Conversion Price in effect on each such Trading Day. In the case such notice is given, the Issuer will redeem the Bonds at their Principal Amount on the Redemption Date.
The Issuer must publish the notice of early redemption no later than on the fifth Business Day after the last day of the relevant 30 consecutive Trading Days' observation period.
The notice of early redemption is irrevocable and must specify (i) the Redemption Date, (ii) the last day on which Conversion Rights may be exercised by Bondholders in accordance with § 8(a) in connection with clause (ii)(y) of the definition of the term "Conversion Period" and (iii) the facts which establish the right of the Issuer to redeem the Bonds.
(c)    The Issuer may, on giving not less than 55 and no more than 70 Business Days' prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect on the Redemption Date (which shall fall no later than on the last day of the Conversion Period in accordance with clause (ii)(x) of the definition of the term "Conversion Period") if at any time the aggregate principal amount of the Bonds outstanding and held by persons other than the Issuer and its Subsidiaries has fallen to 20 per cent. or less of the aggregate principal amount of the Bonds originally issued (including any Bonds additionally issued in accordance with § 15). In the event such notice is given, the Issuer will redeem the Bonds at their Principal Amount on the Redemption Date.
The notice of early redemption is irrevocable and must specify (i) the Redemption Date, (ii) the last day on which Conversion Rights may be exercised by Bondholders in accordance with § 8(a) in connection with clause (ii)(y) of the definition of the term "Conversion Period" and (iii) the facts which establish the right of the Issuer to redeem the Bonds.
(d)    Any Bondholder may, at its option, by submitting a redemption notice in accordance with this § 5(d) demand from the Issuer redemption of any or all of its Bonds for which the Conversion Right was not exercised and which were not declared due for early redemption by the Issuer in accordance with § 5(b) or § 5(c), at their Principal Amount on the Put Effective Date.

"Put Effective Date" means 17 December 2025.
Any redemption notice will be made by means of a notice in text form to be delivered by the Bondholder through the Custodian to the Principal Paying Agent. Redemption notices will be irrevocable. The redemption notice must be received by the Principal Paying Agent no less than 30 calendar days prior to the Put Effective Date.
The exercise of the put right in accordance with this § 5(d) further requires that the Bonds to be redeemed will be delivered to the Principal Paying Agent by transferring the Bonds to the Clearstream Frankfurt account of the Principal Paying Agent (book-entry transfer).
(e)    Delisting Event.
(i)    If a Delisting Event occurs, the Issuer will, as soon as practicable after becoming aware thereof, give notice in accordance with § 14 of the Delisting Event (a "Delisting Event Notice"). The Delisting Event Notice shall contain a statement informing Bondholders of their entitlement to exercise their Conversion Rights as provided in these Terms and Conditions and their entitlement to exercise their rights to require redemption of their Bonds pursuant to § 5(e)(ii).
The Delisting Event Notice must specify:
(A)    all information concerning the Delisting Event;
(B)    the Conversion Price immediately prior to the occurrence of the Delisting Event;
(C)    the Share Price as at the most recent Trading Day prior to the publication of the Delisting Event Notice;
(D)    the Delisting Event Period; and
(E)    the Delisting Put Effective Date.
(ii)    If a Delisting Event occurs, any Bondholder may, at its option, by submitting a redemption notice in accordance with this § 5(e)(ii) demand from the Issuer redemption of any or all of its Bonds for which the Conversion Right was not exercised and which were not declared due for early redemption by the Issuer in accordance with § 5(b) or § 5(c), at their Principal Amount on the Delisting Put Effective Date.
Any redemption notice will be made by means of a notice in text form to be delivered by the Bondholder through the Custodian to the Principal Paying Agent. Redemption notices will be irrevocable. The redemption notice must be received by the Principal Paying Agent no less than 10 calendar days prior to the Delisting Put Effective Date.
The exercise of the put right in accordance with this § 5(e) further requires that the Bonds to be redeemed will be delivered to the Principal Paying Agent by transferring the Bonds to the Clearstream Frankfurt account of the Principal Paying Agent (book-entry transfer).
(iii)    Definitions
A "Delisting Event" shall occur if:
(A)    the Ordinary Shares at any time are not admitted to listing and trading on a Relevant Market which is the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or an internationally recognised, regularly operating and regulated stock exchange; or

(B)    if any announcement is made by the Issuer or by the Relevant Market for the Ordinary Shares that the Ordinary Shares will cease to be admitted to trading and listing on such Relevant Market, unless in any such case the Ordinary Shares are already, or such announcement confirms that the Ordinary Shares are to be immediately upon such cessation, admitted to trading and/or listing on an internationally recognised, regularly operating and regulated stock exchange which is expected to be Relevant Market for the Ordinary Shares upon such cessation.
"Delisting Event Period" means the period from and including the date on which the Delisting Event occurred to and including the 60th calendar day following the date on which the Delisting Event occurred (or the following Business Day if such day is not a Business Day).
"Delisting Put Effective Date" means the 10th Business Day after the expiry of the Delisting Event Period.
(f)    The Issuer and any of its affiliates may at any time purchase Bonds in the open market or otherwise.
Any Bonds purchased by the Issuer or any of its affiliates may be cancelled or held and resold.
§ 6    Payments
(a)    All payments on the Bonds will be made in US dollars to the Principal Paying Agent for transfer to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System outside the United States. Payments on the Bonds made to the Clearing System or to its order will discharge the liability of the Issuer under the Bonds to the extent of the sums so paid.
(b)    Subject to (i) applicable fiscal and other laws and regulations, and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986 (the "Code") or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto payments of amounts due in respect of the Bonds shall be made in US dollars.
(c)    If the due date for payment of any amount in respect of the Bonds is not a Business Day, then the Bondholder will not be entitled to payment until the next day which is a Business Day. In such case the Bondholders will not be entitled to interest or to any other compensation on account of such delay.
§ 7    Taxes
All payments in respect of the Bonds will be made without deduction of taxes or other duties, unless such deduction is required by law.
The Issuer will not be obliged to pay any additional amounts of principal and/or interest as a result of such deduction.
§ 8    Conversion
(a)    Conversion Right.
(i)    The Issuer grants to each Bondholder the right (the "Conversion Right") to convert each Bond in whole, but not in part, at the Conversion Price in accordance with this § 8 on any Business Day during each Conversion Period.
(ii)    The Conversion Right may not be exercised by a Bondholder if such Bondholder has terminated its Bonds in accordance with § 5(d), § 5(e), § 11(a)(iii) or § 12.

(b)    Exercise of Conversion Right.
(i)    To exercise the Conversion Right, the Bondholder must deliver at its own expense during the Conversion Period to the Principal Conversion Agent via its Custodian and the Clearing System a duly completed and executed exercise notice (the "Conversion Notice") (which may be by fax) using a form (from time to time current) obtainable from the Principal Conversion Agent which must be received by the Principal Conversion Agent by 4:00 p.m. (Frankfurt time) on the last day of the Conversion Period at the latest. The Conversion Notice is irrevocable and will, among other things:
(A)    state the name, date of birth and address (natural persons) or name, domicile and address (legal persons) as well as the fax number and email address of the exercising Bondholder;
(B)    specify the aggregate principal amount of Bonds with respect to which the Conversion Right will be exercised;
(C)    designate the securities account of the Bondholder or its nominee at a participant in, or account holder of, the Clearing System to which the Settlement Shares are to be delivered;
(D)    give directions to the Principal Conversion Agent for the payment of any cash amount which the Bondholder is entitled to receive in accordance with these Terms and Conditions and which are to be paid by way of transfer to a US dollar denominated cash account;
(E)    in the case of a Take-over Bid and a Conditional Conversion Notice designate the securities account of the Bondholder or its nominee at a participant in, or account holder of, the Clearing System to which the Bonds delivered for conversion are to be redelivered if no Acceptance Event occurs; and
(F)    contain the certifications and undertakings set out in the form of the Conversion Notice relating to certain legal restrictions of the ownership of the Bonds and/or the Settlement Shares. If the Bondholder fails to deliver the above mentioned certifications and undertakings, the Issuer will not deliver any Settlement Shares or pay any amount of cash in respect of such a Conversion Notice.
(ii)    The exercise of the Conversion Right further requires that the Bonds to be converted will be delivered to the Principal Conversion Agent by transferring the Bonds to the account of the Principal Conversion Agent (book entry transfer or assignment) by 4:00 p.m. (Frankfurt time) on the last day of the Conversion Period at the latest.
(iii)    Upon fulfilment of all requirements specified in § 8(b)(i) and (ii) for the exercise of the Conversion Right, the Principal Conversion Agent will verify whether the aggregate principal amount of Bonds delivered to the Principal Conversion Agent exceeds or falls short of the aggregate principal amount of Bonds specified in the Conversion Notice. If the aggregate principal amount of Bonds specified in the Conversion Notice exceeds or falls short of the aggregate principal amount of Bonds in fact delivered, the Principal Conversion Agent will determine the Aggregate Conversion Principal Amount on the basis of the lower of the following amounts:
(A)    the aggregate principal amount of Bonds set forth in the Conversion Notice; or
(B)    the aggregate principal amount of Bonds in fact delivered for conversion.

Any Bonds delivered in excess of the number of Bonds specified in the Conversion Notice will be redelivered to the Bondholder at its cost. The Principal Conversion Agent will act in accordance with the regulations of the Clearing System.
(iv)    The Conversion Right will be validly exercised on the Conversion Date. The term "Conversion Date" has the following meaning:
(A)    Subject to clauses (B), (C), (D) and (E) below, "Conversion Date" means the first Business Day on which all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) have been fulfilled.
(B)    If an Acquisition of Control occurs and a Bondholder validly exercises the Conversion Right in respect of any Bond in accordance with § 8(a) during the Conversion Period and by 4:00 p.m. (Frankfurt time) on the Control Record Date at the latest, "Conversion Date" means the first Business Day on which all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) have been fulfilled.
(C)    If (I) a Bondholder, by 4:00 p.m. (Frankfurt time) on the last day of the Conditional Conversion Notice Period at the latest, (x) has given a Conditional Conversion Notice in accordance with § 11(b)(ii)(A) and (y) has delivered to the Principal Conversion Agent the Bonds to be converted in accordance with § 11(b)(ii)(B), and (II) the Conditional Conversion Notice has become unconditional in accordance with § 11(b)(ii)(C), "Conversion Date" means the first Business Day following the date on which the Acceptance Event has occurred.
(D)    Any Conversion Notice received by the Principal Conversion Agent within the last 30 days of the Conversion Period in accordance with clause (ii)(x) of the definition of the term "Conversion Period" will be treated as if it were received on the last day of the Conversion Period. In such case "Conversion Date" means the last day of the Conversion Period, provided that the relevant Bondholder has fulfilled all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) before the end of the Conversion Period.
(E)    Any Conversion Notice received by the Principal Conversion Agent during the period from and including the date on which the Issuer has published the redemption notice in accordance with § 5(b) or § 5(c) to and including the last day of the Conversion Period in accordance with clause (ii)(y) of the definition of the term "Conversion Period" will be treated as if it were received on the last day of the Conversion Period. In such case "Conversion Date" means the last day of the Conversion Period, provided that the relevant Bondholder has fulfilled all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) before the end of the Conversion Period.
(c)    Net Share Settlement.
(i)    The Issuer, upon any valid exercise of the Conversion Rights in respect of any Bond, will, in respect of each such Bond,
(A)    (if the Net Shares are not equal to zero) convert a portion of such Principal Amount as is equal to the number of Net Shares multiplied with the Conversion Price in effect on the relevant Conversion Date into such number of Settlement Shares as is equal to the number of Net Shares, and issue and/or deliver the number of Net Shares in accordance with § 8(d)(i) no later than on the Scheduled Settlement Date (subject to § 9(c)); and

(B)    pay to the relevant Bondholder the Cash Conversion Amount by transfer to the cash account specified in the relevant Conversion Notice no later than the Cash Settlement Date.
"Cash Settlement Date" means the seventh Business Day following the end of the relevant Calculation Period.
(ii)    On the first Business Day following the end of the Calculation Period the Calculation Agent will determine the Cash Conversion Amount in accordance with this § 8(c)(ii).
"Cash Conversion Amount" means, in respect of any exercise of Conversion Rights, the sum (rounded to the nearest US$ 0.01, with US$ 0.005 being rounded upwards) of the Daily Cash Conversion Amounts as determined by the Calculation Agent in respect of each Trading Day in the relevant Calculation Period.
"Daily Cash Conversion Amount" means, in respect of a Trading Day comprised in the relevant Calculation Period, the lower of the following amounts:
(A)    an amount equal to the Principal Amount divided by the Number of Trading Days in respect of such Calculation Period; and
(B)    the Daily Conversion Value in respect of such Trading Day, all as determined by the Calculation Agent.
"Daily Conversion Value" or "DCV" means, in respect of any Trading Day comprised in the relevant Calculation Period, the amount determined by the Calculation Agent in accordance with the following formula:

DCV =	CR x VWAP
NTD

Where:
"CR" means the Conversion Ratio in effect on the relevant Conversion Date (subject to adjustment to but excluding the relevant Settlement Date in accordance with § 10).
"NTD" means the Number of Trading Days in respect of the relevant Calculation Period.
"VWAP" means the Share Price on such Trading Day, provided that:
(A)    if on any Trading Day during the relevant Calculation Period the Ordinary Share is quoted "ex dividend" or "ex subscription right" or "ex" any other distribution, allotment or grant of securities, rights or other assets the Record Date of which falls on or after the Settlement Date, the Share Price on such Trading Day shall be increased by the Fair Market Value of such distribution or other entitlement per Ordinary Share on the first Trading Day on which the Ordinary Share is traded "ex dividend" or "ex subscription right" or "ex" any other distribution, allotment or grant of securities, rights or other assets, as determined by the Calculation Agent; and
(B)    if on any Trading Day during the relevant Calculation Period the Ordinary Share is quoted "cum dividend" or "cum subscription right" or "cum" any other distribution, allotment or grant of securities, rights or other assets (the Record Date of which falls prior to the relevant Settlement Date) in respect of which an adjustment to the Conversion Price is required to be made in accordance with § 10 and the Adjustment Date (as defined in § 10(j)) in respect thereof falls prior to the relevant Settlement Date, the Share Price on such Trading Day shall be multiplied by the adjustment factor subsequently determined to apply to the Conversion Price in accordance with § 10 in respect thereof, as determined by the Calculation Agent.
(iii)    On the first Business Day following the end of each Calculation Period the Calculation Agent will determine the Net Shares (if any) in accordance with this § 8(c)(iii).
"Net Shares" means the sum (rounded to the nearest whole multiple of 0.00001, with 0.000005 rounded upwards) of the Daily Net Shares determined by the Calculation Agent in respect of each Trading Day in the Calculation Period.
"Daily Net Shares" means,
(A)    in respect of any Trading Day in respect of which the Daily Conversion Value is equal to or lower than the Principal Amount divided by the Number of Trading Days in respect of the relevant Calculation Period, zero; and
(B)    in respect of any Trading Day in respect of which the Daily Conversion Value exceeds the Principal Amount divided by the Number of Trading Days in respect of the relevant Calculation Period, the number of Settlement Shares determined by the Calculation Agent in accordance with the following formula:

A
VWAP
Where:
"A" means the (x) the Daily Conversion Value on such Trading Day minus (y) the result of the division of the Principal Amount by the Number of Trading Days in respect of the relevant Calculation Period.
"VWAP" shall have the meaning given to this term in the definition of "Daily Conversion Value" or "DCV".
(iv)    If the Issuer gives notice in accordance with § 11(b)(i) of a Take-over Bid and the Conversion Right is exercised in accordance with § 11(b), notwithstanding anything to the contrary in these Terms and Conditions, the provisions in § 11(b)-(e) shall apply.
(d)    Delivery of Settlement Shares.
(i)    If the Net Shares in respect of any exercise of the Conversion Right are not equal to zero, the Issuer will, upon any such exercise, issue and/or deliver such number of Settlement Shares as is equal to the aggregate number of Net Shares in respect of the Aggregate Conversion Principal Amount so converted, rounded down to the nearest full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. Subject to § 9(c), the Settlement Shares to be delivered will be transferred to the securities account of the Bondholder specified in the Conversion Notice no later than on the Scheduled Settlement Date. Until transfer of the Settlement Shares has been made no claims arising from the Settlement Shares will exist. In relation to delivery of the Settlement Shares § 9 will apply.
(ii)    The Issuer will only be required to deliver the Settlement Shares and to pay the Cash Conversion Amount in accordance with § 8(c)(i)(A) if the Bondholder has paid all taxes or other duties and costs, if any, which may arise in connection with the exercise of the Conversion Right or the delivery of the Settlement Shares or the payment in accordance with § 8(c)(i)(A).

(e)    Determination of the occurrence of a Parity Event or IA Parity Event
Whether a Parity Event or an IA Parity Event has (or is deemed to have) occurred will be determined as follows:
(i)    Investor Notice
If a Bondholder (the "Notifying Bondholder") has delivered to the Paying Agent a valid Investor Notice, the Issuer will be required to instruct the Calculation Agent no later than the second Trading Day following the Investor Notice Date (as defined below) to verify whether a Parity Event or an IA Parity Event, as the case may be, has occurred.
In order to be validly given the Investor Notice must be:
(A)    received by the Principal Paying Agent no later than at 4:00 p.m. (Frankfurt time) on the fifth Business Day after the last Trading Day of the relevant Reference Period;
(B)    delivered by the Notifying Bondholder together with reasonable evidence that a Parity Event or an IA Parity Event has occurred; and
(C)    delivered by the Notifying Bondholder together with evidence that the Notifying Bondholder at the time of such notice is a holder of the relevant Bonds by means of a certificate of its Custodian or in any other appropriate manner.
(ii)    Verification by the Calculation Agent, Issuer notification
Upon instruction by the Issuer the Calculation Agent will verify whether a Parity Event or an IA Parity Event, as the case may be, has occurred. If in doing so the Calculation Agent determines
(A)    that the Parity Event or the IA Parity Event, as the case may be, has occurred in respect of the relevant Reference Period, the Issuer shall publish a notice (an "Issuer Notice") to the Bondholders in accordance with § 14 specifying the relevant CoCo Conversion Period as soon as practicable following the relevant determination by the Calculation Agent and in any case no later than on the relevant Notification Date; or
(B)    that no Parity Event or IA Parity Event has occurred in the relevant Reference Period, the Issuer shall notify the Notifying Bondholder thereof as soon as practicable following the relevant determination by the Calculation Agent and in any case no later than on the relevant Issuer Notification Date.
Any determination by the Calculation Agent (and, as the case may be, by an Independent Expert pursuant to this § 8(e)) will, in the absence of manifest error, be conclusive in all respects and binding upon the Issuer and all Bondholders.
(iii)    If, upon receipt of any valid Investor Notice, the Issuer fails to duly notify, by no later than the relevant Notification Date, (x) the Bondholders in accordance with § 8(e)(ii)(A) of the occurrence of the Parity Event or the IA Parity Event, as the case may be, or (y) the Notifying Bondholder in accordance with § 8(e)(ii)(B) that such alleged Parity Event or IA Parity Event, as the case may be, has not occurred, then a Parity Event (and the Notification Date in relation thereto) will be deemed to have occurred up to and including any Trading Day on which the Issuer makes such notification, and the Bondholders may exercise their Conversion Right during the relevant CoCo Conversion Period as set forth in clause (viii) of the definition of the term "CoCo Conversion Period".
In this § 8(e):

"Bond Price Determination Date" means the fifth Trading Day following the relevant Bond Price Unavailability Date.
A "Bond Price Unavailability Date" shall have occurred in respect of any Reference Period, as determined by the Calculation Agent, if no Quote for the Bonds is available on at least six Trading Days comprised in such Reference Period, and in any such case the Bond Price Unavailability Date shall be such sixth Trading Day.
"Closing Parity Value" means, in respect of any Trading Day, the amount determined in good faith by the Calculation Agent and calculated as follows:

CPV = N x ClP
Where:
CPV    =    the Closing Parity Value;
ClP    =    the Closing Price on such Trading Day, provided that if on such Trading Day the Ordinary Share is quoted "ex dividend" or "ex subscription right" or "ex" any other distribution, allotment or grant of securities, rights or other assets in respect of which an adjustment to the Conversion Price is required to be made in accordance with § 10 and such Trading Day falls prior to the relevant Adjustment Date, the Share Price on such Trading Day shall be divided by the adjustment factor subsequently determined to apply to the Conversion Price in accordance with § 10 in respect thereof, as determined by the Calculation Agent, and provided further that if such adjustment cannot be determined in accordance with these Terms and Conditions prior to the relevant Notification Date, the Closing Price shall instead be adjusted in such manner as is determined to be appropriate by an Independent Expert; and
N    =    the Principal Amount divided by the Conversion Price in effect on such Trading Day.
An "IA Parity Event" shall occur in respect of any Reference Period if, as determined by the Calculation Agent, (i) a Bond Price Unavailability Date has occurred in respect of such Reference Period, and (ii) the Quote for the Bonds on the Bond Price Determination Date (and if no such Quotes for the Bonds is available, the fair mid-market value as at as at or around 5:00 p.m. (Frankfurt time) on the Bond Price Determination Date per Bond (as determined by an Independent Expert)) is less than 98 per cent. of the Closing Parity Value on such Bond Price Determination Date.
"Investor Notice" means a notice by a Notifying Bondholder to the Paying Agent in text form specifying that in its opinion either a Parity Event or an IA Parity Event has occurred, together with reasonable supporting evidence.
"Investor Notice Date" means the date on which the Principal Paying Agent has received from a Notifying Bondholder a valid Investor Notice.
"Issuer Notification Date" means the relevant Notification Date, or, if earlier, the date on which the Issuer Notice (if any) is published pursuant to § 8(e)(ii)(A).
"Leading Institution" means any bank or financial institution which is a leading, internationally recognised market maker in trading exchangeable and/or convertible bonds.
"Mid-Market Price" means, in respect of any day, the average of the prices per Principal Amount of the Bonds quoted by a Leading Institution for (x) the purchase by such Leading Institution (bid price), and (y) the purchase from such Leading Institution (ask price), in each case in respect of the Bonds as at or around 5:00 p.m. (Frankfurt time) on such day.

"Notification Date" means the second Business Day following the fifth Trading Day following the end of the relevant Reference Period.
A "Parity Event" shall occur in relation to any Reference Period if, as determined by the Calculation Agent, (i) the Quote for the Bonds is available in respect of at least five Trading Days comprised in such Reference Period, and (ii) on each Trading Day comprised in such Reference Period in respect of which the Quote for the Bonds is available, such Quote for the Bonds is less than 98 per cent. of the Closing Parity Value in respect of such Trading Day.
"Quote for the Bonds" means, in respect of any Trading Day, the arithmetic average (as determined by an Independent Expert) of the Mid-Market Prices in respect of such Trading Day obtained by such Independent Expert from three Leading Institutions as such Independent Expert shall consider appropriate, or, if only two Mid-Market Prices may be obtained from such three Leading Institutions, the arithmetic average of such two Mid-Market Prices so obtained or, if only one Mid-Market Price can be obtained from such three Leading Institutions, such Mid-Market Price, provided that where no Mid-Market Price can be determined pursuant to the foregoing in respect of such Trading Day, it shall be deemed that no Quote for the Bonds is available in respect of such Trading Day.
"Reference Period" means a period of 10 consecutive Trading Days commencing on the second Trading Day following the Investor Notice Date.
§ 9    Procurement of Settlement Shares, Settlement Disruption
(a)    The Ordinary Shares to be issued or delivered, as the case may be, upon execution of the conversion (the "Settlement Shares") will, at the sole discretion of the Issuer
(i)    either be newly issued by the Issuer; or
(ii)    be existing Ordinary Shares, held by the Issuer as treasury shares, of the same class as the new shares to be delivered by or on behalf of the Issuer, provided that such delivery of existing Ordinary Shares can be legally effected and does not impair the rights which the relevant Bondholder would otherwise have.
The Settlement Shares will be credited as fully paid up and free of pre-emption rights accruing to the shareholders of the Issuer on the relevant Settlement Date and will in all respects rank pari passu with the fully paid up Shares in issue on the relevant Settlement Date.
(b)    The Issuer will take all necessary steps to procure that the number of Settlement Shares as is equal to the number of Net Shares to be issued or delivered, as the case may be, to the relevant Bondholder(s) on conversion are credited to the Bondholder(s) as soon as possible after the end of the Calculation Period and no later than on the Scheduled Settlement Date. Further, the Issuer will procure that the Settlement Shares so issued or delivered are admitted to listing on the Relevant Market and admitted to trading on the Relevant Market on delivery to the relevant Bondholder(s).
The Issuer will procure delivery of the Settlement Shares through the Principal Conversion Agent.
(c)    If a Settlement Disruption Event occurs and the delivery of any Settlement Shares cannot be effected on or before the relevant Scheduled Settlement Date, then the Issuer is required to deliver the relevant Settlement Shares on the first succeeding Business Day on which delivery of the Settlement Shares can take place through the Clearing System or in any other commercially reasonable manner.
"Settlement Disruption Event" means an event beyond the control of the Issuer as a result of which the Clearing System cannot settle book-entry transfers of such Settlement Shares.

(d)    Under no circumstances will the Issuer be required to pay to a converting Bondholder the value of the Net Shares (or the value of the Acceptance Event Net Shares, as the case may be) in cash or other assets upon a valid exercise of the Conversion Right.
§ 10    Adjustment of the Conversion Price
(a)    Capital Increase from Conversion of the Capital Reserve or Retained Earnings, Share Split or Combining of Shares and Capital Decrease.
(i)    If, prior to the relevant Settlement Date, the Issuer increases its share capital by way of conversion of the capital reserve or retained earnings by issuing new Ordinary Shares (other than constituting a Scrip Dividend), the Conversion Price will be adjusted in accordance with the following formula:

CPa = CP x	Nn
No

Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(h));
Nn    =    the number of issued Ordinary Shares after the share capital increase; and
No    =    the number of issued Ordinary Shares before the share capital increase.
If the share capital increase by way of conversion of the capital reserve or retained earnings is not effected by issuing new Ordinary Shares but by means of an increase of the nominal amount (nominale waarde) per Ordinary Share, the Conversion Price will not be adjusted and will remain unchanged. In this case the relevant Settlement Shares will be delivered with their increased nominal amount per Ordinary Share.
(ii)    If, prior to the relevant Settlement Date, the Issuer:
(A)    increases the number of Ordinary Shares issued by reduction of the nominal amount per Ordinary Share (share split) or reduces the number of issued Ordinary Shares by increasing the nominal amount per share with no change in the share capital (reverse share split); or
(B)    reduces its share capital by combining Ordinary Shares,
the Conversion Price will be adjusted in accordance with § 10(a)(i) to the extent not otherwise provided for in § 10(a)(iii).
(iii)    If, prior to the relevant Settlement Date, the Issuer decreases the share capital of the Issuer by way of a reduction of the nominal amount per Ordinary Share, the Conversion Price will not be adjusted and will remain unchanged. In this case the relevant Settlement Shares will be delivered with their respective new nominal amount per Ordinary Share.
No adjustment of the Conversion Price will be made in case of a capital decrease by cancelling Ordinary Shares held in treasury.
(b)    Capital Increase against cash contributions with Subscription Rights.  If, prior to the relevant Settlement Date, the Issuer increases its share capital through the issuance of new Ordinary Shares against cash contributions while granting its Shareholders a direct or indirect subscription right (rights issue) (other than constituting a Scrip Dividend), at consideration receivable per Ordinary Share which is less than 95 per cent. of the Share Price on the date on which the terms of such issue or grant are for the first time publicly announced, the Conversion Price will be adjusted in accordance with the following formula:
Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(h));
Nn    =    the number of issued Ordinary Shares after the share capital increase;
No    =    the number of issued Ordinary Shares before the share capital increase;
I    =    the issue price of the new Ordinary Shares (translated (if necessary) into US dollars at the Relevant FX Rate on the Ex-Date);
D    =    the dividend disadvantage (not discounted), if any, of the new Ordinary Shares compared to the existing Ordinary Shares on the Record Date of the rights issue, as determined by the Calculation Agent; and
M    =    the Average Market Price.
There will be no adjustment of the Conversion Price if CPa would, by applying the above formula, be greater than CP.
(c)    Issue of Other Securities with Subscription Rights.  If, prior to the relevant Settlement Date, the Issuer grants to its Shareholders direct or indirect subscription rights in relation to
(i)    Ordinary Shares held in treasury (other than constituting a Scrip Dividend);
(ii)    securities with subscription or option or conversion rights or conversion obligations in relation to Ordinary Shares (but excluding the granting of subscription rights in the course of share capital increases in accordance with § 10(b)); or
(iii)    other debt securities, participation rights or other securities of the Issuer
(the securities listed in (i) through (iii) together, the "Other Securities"), the Conversion Price will be adjusted in accordance with the following formula:

CPa = CP x	M - F
M
Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(h));
M    =    the Average Market Price; and
F    =    the Fair Market Value of the direct or indirect rights to subscribe for such Other Securities to which a holder of Ordinary Shares is entitled per Ordinary Share on the Ex-Date of such grant,

provided that an adjustment will only be made if F > 0.
(d)    Distributions.  If, prior to the relevant Settlement Date, the Issuer distributes, allots or grants to its Shareholders:
(i)    any assets (not falling under clauses (ii), (iii) or (iv) below) including any dividend in kind but excluding any Cash Dividend and excluding any Spin-off Shares; or
(ii)    any Cash Dividend; or
(iii)    any debt securities, warrants or conversion rights (with the exclusion of the rights mentioned above in § 10(c)); or
(iv)    any put options in the case of a repurchase of Ordinary Shares, the Conversion Price will be adjusted in accordance with the following formula:

CPa = CP x	M - F
M
Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(h));
M    =    the Average Market Price;
F    =    the Fair Market Value of such assets, Cash Dividend, debt securities, warrants, conversion rights or put options distributed, allotted or granted per Ordinary Share to which a holder of Ordinary Shares is entitled on the Ex-Date of such distribution, allotment or grant, provided that an adjustment will only be made if F > 0.
Several adjustments in accordance with § 10(d) will be made and calculated independently and separately of each other, even if the relevant resolutions and/or distributions are made on the same day.
(e)    Merger or Split-up.  If a merger or a split-up of the Issuer as transferor entity occurs prior to the relevant Settlement Date, each Bondholder will be entitled to receive equivalent rights in the transferee entity(ies).
(f)    Demerger.  If a demerger of the entire business or a part thereof of the Issuer or one or more of its Subsidiaries occurs prior to the relevant Settlement Date, the Conversion Price will be adjusted in accordance with the following formula:

CPa = CP x	M - F
M
Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(h));
M    =    the Average Market Price; and

F    =    the Fair Market Value of the number of Spin-off Shares to which a holder of Ordinary Shares is entitled per Ordinary Share, on the Ex-Date of the demerger, provided that an adjustment will only be made if F > 0.
(g)    If a merger of the Issuer as the acquiring entity, or a hive down of one asset or several assets by the Issuer, or an analogous event occurs prior to the relevant Settlement Date, the Conversion Price will remain unchanged.
(h)    If adjustments of the Conversion Price are required under more than one of § 10(a), (b), (c), (d)(i), (d)(ii), (e) and/or (f), or if the calculation of an adjustment under one of these provisions is based on market values which are required to be adjusted under another of these provisions beforehand, then such adjustment will be made:
(x)    in the case of adjustments with the same Record Date, by applying, first § 10(a)(ii), second § 10(d), third § 10(a)(i), fourth § 10(b), fifth § 10(c), sixth § 10(e) and finally § 10(f), but only to the extent each such provision is applicable in accordance with its terms; and
(y)    in other cases, by applying the relevant clauses in the sequence in which their Adjustment Dates occur.
If in any of the cases referred to in this § 10(h), the calculation of an adjustment under one of the clauses above is made subsequent to the application of any of the other clause, and if the calculation of the second or any subsequent adjustment refers to the Average Market Price or the Share Price in a period prior to the Ex-Date for a measure requiring adjustment in accordance with the clause which is to be applied first, the Average Market Price or the Share Price for those periods, for purposes of the calculation of the subsequent adjustments, will be multiplied by the factor used for the multiplication of the preceding adjustment. To the extent that a Fair Market Value is to be calculated in consideration of the value of the Ordinary Share during such period, the Calculation Agent or an Independent Expert, as the case may be, will calculate the relevant Fair Market Value, where applicable, on the basis of the value of the Ordinary Share so adjusted.
(i)    If
(x)    the Issuer determines, or
(y)    the Principal Paying Agent has received notices from Bondholders holding Bonds in an aggregate principal amount of at least 10 per cent. of the aggregate principal amount of all Bonds then outstanding in which the Bondholders determine that another adjustment for dilution should be made as a result of one or more events or circumstances not referred to above in § 10(a) to (h) (except for events or circumstances that are specifically excluded from the operation of § 10(a) to (h)), the Issuer will, at its own expense and in consultation with the Calculation Agent, request an Independent Expert to determine as soon as practicable what further adjustment (if any) is fair and reasonable to take account thereof and the Adjustment Date. The Independent Expert will determine such adjustment (if any) which will take effect in accordance with such determination on the Adjustment Date.
No adjustments will be made in relation to the issuance of shares (including Ordinary Shares), stock options or convertible participation rights and/or stock ownership programmes and/or similar programmes for any members of the management board (bestuur) (or, in the case of affiliates, their corporate bodies or boards) and/or employees of the Issuer and/or any of its affiliates.
No adjustments shall furthermore be made in relation to the issue of Ordinary Shares or Other Securities for which the subscription right of Shareholders has been indirectly or directly excluded.

(j)    Adjustments in accordance with this § 10 will become effective as of the beginning of the Adjustment Date.
"Adjustment Date" means:
(i)    in the case of an adjustment in accordance with § 10(a), the date on which the relevant event triggering the adjustment becomes effective, as determined by the Calculation Agent;
(ii)    in the case of an adjustment in accordance with § 10(b), § 10(c), § 10(d) or § 10(f), the relevant Ex-Date or, if later, the first date on which such adjustment is capable of being determined;
(iii)    in the case of an adjustment in accordance with § 10(e), the date on which the merger or the split-up of the Issuer becomes effective; or
(iv)    in the case of an adjustment in accordance with § 10(i), the date on which such adjustment becomes effective, as determined by the Independent Expert.
In the case of any Bond in respect of which the Conversion Right has been exercised no adjustments in accordance with this § 10 will be made if:
(i)    the Adjustment Date falls on or after the relevant Settlement Date; or
(ii)    the Record Date of the relevant event triggering an adjustment to the Conversion Price in accordance with § 10 falls on or after the relevant Settlement Date.
(k)    Adjustments in accordance with the foregoing provisions will be calculated by the Calculation Agent, subject to § 13(c). The Conversion Price determined in accordance with this § 10, if not an integral multiple of US$ 0.0001, will be rounded down to the nearest whole multiple of US$ 0.0001, and any subsequent adjustment to the Conversion Price shall be made on the basis of such Conversion Price so rounded.
(l)    Notwithstanding anything to the contrary in these Terms and Conditions, the Conversion Price applicable in respect of any exercise of Conversion Rights shall never be lower than the nominal amount per Ordinary Share prevailing on the relevant Conversion Date. If the Conversion Price in effect on such date is lower than such nominal amount per Ordinary Share, the Conversion Price applicable to such exercise shall instead be such nominal amount per Ordinary Share, and the Issuer will not be obliged to compensate the Bondholders by a cash payment or in any other way.
(m)    In these Terms and Conditions, the following terms will have the following meaning:
"Average Market Price" means the arithmetic average of the daily Share Prices, on the last three Trading Days before the Ex-Date, as calculated by the Calculation Agent.
"Cash Dividend" means any cash dividend or other cash distribution paid by the Issuer per Ordinary Share prior to deduction of any withholding tax.
If the Issuer grants to its Shareholders an option to receive any Cash Dividend distributed in the form of Ordinary Shares or other securities, rights or assets in lieu of the cash amount thereof (the cash dividend subject to such option, a "Scrip Dividend"), then such Scrip Dividend shall be deemed to be a Cash Dividend in an amount determined in accordance with clause (ii) of the definition of the term "Fair Market Value".
"Ex-Date" means the first Trading Day on which the Ordinary Share is traded "ex dividend" or "ex subscription right" or "ex" any other distribution, allotment or grant of securities, rights or other assets.

"Fair Market Value" of a dividend, a subscription right or any other distribution, allotment or grant of securities (including Spin-off Shares), rights or other assets, on any FMV Date, means,
(i)    if the Issuer pays to its Shareholders a Cash Dividend (other than a Scrip Dividend) or distributes any other cash amount, the amount of such Cash Dividend or the amount of such other distribution in cash per Ordinary Share prior to deduction of any withholding tax on such FMV Date, as determined by the Calculation Agent;
(ii)    in the case of a Scrip Dividend, the greater, as determined by the Calculation Agent, of the following amounts:
(A)    the cash amount thereof on such FMV Date; and
(B)    the value of the shares or other securities, rights or assets offered by the Issuer as an alternative to such cash amount. Such value will be equal to,
(I)    in the case of Ordinary Shares,
(1)    the fair market value of such Ordinary Shares on such FMV Date as calculated pursuant to the formula in clause (iii) below, or
(2)    if the Scrip Determination Date falls on or after the Ex-Date of the Scrip Dividend, the product of the number of Ordinary Shares distributed per existing Ordinary Share and the arithmetic average of the daily Share Prices, on the three Trading Days ending on and including the Trading Day prior to the Scrip Determination Date (provided that if the Ordinary Share is quoted "cum" such Scrip Dividend on one or more of such Trading Days, the relevant daily Share Price on each such Trading Day shall be reduced by an amount equal to the fair market value of such Scrip Dividend on the Ex-Date of such Scrip Dividend), and
(II)    in the case of other securities, rights or assets, the fair market value of such other securities, rights or assets, as determined pursuant to clause (iv) or, as the case may be, clause (v) below, on the later of the following days: (1) the Ex-Date of the Scrip Dividend or (2) the Scrip Determination Date, all as determined by the Calculation Agent;
(iii)    in the case of Ordinary Shares (for the purposes of § 10(d)(i) or clause (ii)(B)(I)(1) above), the amount calculated by the Calculation Agent in accordance with the following formula:

F =	(M x N)
(1 + N)
Where:
F    =    the Fair Market Value on such FMV Date;
M    =    the Average Market Price; and
N    =    the number of Ordinary Shares distributed per existing Ordinary Share;
(iv)    in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are publicly traded on a Relevant Market of adequate liquidity (as determined by the Calculation Agent), the number of such other securities, other rights or other assets distributed, alloted or granted per Ordinary Share multiplied by the arithmetic average of the daily Security Prices of such security, right or other asset on the five Trading Days (or such shorter period as such securities, rights or other assets are publicly traded) beginning on such FMV Date (or, if later, the Adjusted FMV Date), as calculated by the Calculation Agent; or
(v)    in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are not publicly traded on a stock exchange or securities market of adequate liquidity, the fair market value on such FMV Date of such other securities, rights or other assets distributed per Ordinary Share as determined by an Independent Expert, in each case translated (if necessary) into US dollars at the Relevant FX Rate on the relevant FMV Date (or the relevant Adjusted FMV Date, if applicable).
Where:
"Adjusted FMV Date" means the first such Trading Day on which the relevant securities, rights or other assets are publicly traded.
"FMV Date" means any date for which the Fair Market Value of any security, right or other asset is to be determined.
"Relevant FX Rate" means on any day, and, in respect of the conversion of any currency into US dollars the spot mid-rate of exchange at 1:00 p.m. Frankfurt time on that day for such pair of currencies as appearing on or derived from Bloomberg page BFIX (or any successor page thereto).
If the Relevant FX Rate cannot be determined in accordance with the foregoing provisions, the Relevant FX Rate shall be the exchange rate determined in accordance with the foregoing provisions mutatis mutandis but with respect to the last day preceding such day on which such rate can be determined. If the Relevant FX Rate cannot be so determined, an Independent Expert will determine the Relevant FX Rate on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive.
"Scrip Determination Date" means, in respect of a Scrip Dividend, the later of the following days: (i) the last date on which a holder of Ordinary Shares can make such election as is referred to in the definition of "Scrip Dividend", and (ii) the date on which the number of Ordinary Shares or other securities, rights or assets granted per existing Ordinary Share is determined.
"Record Date" means the relevant time for the determination of the entitlement of Shareholders of the Issuer to receive securities, rights, subscription rights, option or conversion rights, a dividend, a distribution or Spin-off Shares or other entitlement (or any other equivalent time in respect of the relevant circumstances as determined by the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such determination) or an Independent Expert).
"Security Price" on any Trading Day means
(i)    the volume-weighted average price of the relevant security, right or other asset on the Relevant Market on the relevant Trading Day
(A)    appearing on the Bloomberg screen page HP (setting "Weighted Average Line") for such security, right or other asset in respect of the Relevant Market and the relevant Trading Day on the Bloomberg information system (or any successor screen page or setting), or

(B)    if no such volume-weighted average price of the security, right or other asset is available as aforesaid from the Bloomberg information system, the volume-weighted average price of such security, right or other asset on the Relevant Market on the relevant Trading Day as derived from the Relevant Market (or other appropriate source as determined by an Independent Expert), or
(ii)    if no such volume-weighted average price of the security, right or other asset is available, the official closing price of the security, right or other asset as reported on the Relevant Market on the relevant Trading Day, or
(iii)    if no such official closing price of the security, right or other asset is reported on the Relevant Market on the relevant Trading Day, the last reported official quotation of the security, right or other asset on the Relevant Market, on the relevant Trading Day, or
(iv)    if no such quotations or prices are available, an Independent Expert will determine the Security Price on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Security Price will include, if the determination of the Security Price is discontinued, a reference to a quotation which replaces the Security Price (x) by operation of law or (y) on the basis of generally accepted market practice, in each case translated (if necessary) into US dollars at the Relevant FX Rate on such Trading Day.
"Spin-off Shares" means the shares in the acquiring entity (or acquiring entities) which a shareholder of the Issuer is entitled to receive in the course of the demerger.
(n)    The Issuer will give notice in accordance with § 14 of an adjustment to the Conversion Price and/or any other adjustment to the terms of the Conversion Right as soon as practicable.
(o)    In making any calculation or determination of a Share Price, a Security Price, a Fair Market Value or an Average Market Price, adjustments (if any) shall be made as the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such adjustment) or as an Independent Expert considers appropriate to reflect any issue of Ordinary Shares as a result of a share capital increase from the conversion of the capital reserve or retained earnings (§ 10(a)(i)), any share split/reverse share split of the Ordinary Shares or combining of Ordinary Shares (§ 10(a)(ii)), any issue of Ordinary Shares as a result of a share capital increase with subscription rights (§ 10(b)), any issue of Other Securities with subscription rights (§ 10(c)) or any similar event, or to take account (to the extent required to give the intended result) of any distribution or other entitlement in respect of which the Ordinary Share is quoted "cum" or "ex" on the relevant day or during part or all of the relevant period.
§ 11    Acquisition of Control, Take-over Bid
(a)    Acquisition of Control.
(i)    If an Acquisition of Control occurs, the Issuer will, as soon as practicable after becoming aware thereof, give notice in accordance with § 14 of the Acquisition of Control, the Control Record Date and the adjusted Conversion Price determined in accordance with § 11(c).
(ii)    If an Acquisition of Control occurs and a Bondholder validly exercises the Conversion Right in respect of any Bond during the period from and including the date on which the Issuer gives notice in accordance with § 11(a)(i) of an Acquisition of Control to and including 4:00 p.m. (Frankfurt time) on the Control Record Date, then the Conversion Price for purposes of § 8 will be the Conversion Price adjusted in accordance with § 11(c).

(iii)    If the Issuer gives notice in accordance with § 11(a)(i) of the Acquisition of Control, each Bondholder may at its option on giving not less than 10 calendar days' notice prior to the Control Record Date declare all or some only of its Bonds not previously converted or redeemed due by giving notice in accordance with § 11(a)(iv) which notice will take effect on the Control Record Date.
(iv)    The relevant Bondholder must give the notice by delivering it in text form to the Principal Paying Agent in accordance with the rules and procedures of the Clearing System. The notice is irrevocable. The relevant Bondholder must provide evidence that he is the holder of the respective Bond(s) at the time of the notice and deliver to the Principal Paying Agent the Bond(s) for which the put right is being exercised by means of a certificate from its Custodian.
If a Bondholder gives notice in accordance with this § 11(a)(iv), the Issuer must redeem the Bond(s) for which the put right is being exercised at their Principal Amount on the Control Record Date.
(b)    Take-over Bid.
(i)    If any Bidder publishes a Take-over Bid in accordance with § 14(2) WpÜG, the Issuer will, as soon as practicable after becoming aware of the publication, give notice in accordance with § 14 of the Take-over Bid and of the prospective Acceptance Record Date.
(ii)    Conditional Conversion Notice
(A)    If the Issuer gives notice in accordance with § 11(b)(i) of a Take-over Bid, each Bondholder has the right to exercise the Conversion Right in respect of any Bond at the Conversion Price adjusted in accordance with § 11(c) only by giving a Conversion Notice that is conditional on the occurrence of an Acceptance Event and designated as conditional (the "Conditional Conversion Notice"). § 8(b)(i) shall apply mutatis mutandis to the Conditional Conversion Notice, subject to the following: the Conditional Conversion Notice must be received by the Principal Conversion Agent before the end of the Conditional Conversion Notice Period, and is irrevocable even if the acceptance period pursuant to § 16(1) WpÜG is extended after submission of the Conditional Conversion Notice. Where any such Conditional Conversion Notice is validly submitted on a day which falls in more than one Conditional Conversion Notice Period, such notice shall specify in respect of which Take-over Bid the Conditional Conversion Notice applies.
(B)    In addition, the Bondholder is required to deliver to the Principal Conversion Agent the Bonds to be converted in accordance with § 8(b)(ii) before the end of the Conditional Conversion Notice Period.
(C)    Any Conditional Conversion Notice becomes unconditional at the end of the day on which the Acceptance Event occurs.
(D)    If an Acceptance Event occurs, the Issuer will give notice in accordance with § 14 of this fact, the adjusted Conversion Price determined in accordance with § 11(c) and the Acceptance Record Date as soon as practicable after the publication by the Bidder of the announcement triggering the occurrence of the Acceptance Event.
(E)    The relevant Conversion Date will be determined in accordance with § 8(b)(iv)(C). If a Bondholder delivers to the Principal Conversion Agent the Conditional Conversion Notice and/or the Bonds to be converted after 4:00 p.m. (Frankfurt time) on the last day of the Conditional Conversion Notice Period, the Conditional Conversion Notice will be treated as a normal Conversion Notice and the relevant Conversion Date will be determined in accordance with § 8(b)(iv)(A).
(F)    In the case of a Conditional Conversion Notice the number of Settlement Shares determined in accordance with § 11(d) and § 8(d)(i) must be transferred to the securities account of the converting Bondholder specified in the Conditional Conversion Notice as soon as possible and no later than on the Scheduled Settlement Date pursuant to clause (x) of the definition of this term.
(G)    If it is certain that no Acceptance Event will occur, the Conditional Conversion Notice expires.
(iii)    If, during the Conditional Conversion Notice Period, a Bondholder delivers a Conversion Notice that is not designated as a Conditional Conversion Notice, such notice will be treated as a normal Conversion Notice and conditions of § 11(b)(ii) and § 11(c) will not apply to such Conversion Notice.
(c)    Calculation of the adjusted Conversion Price.
Where:
CPa    =    the adjusted Conversion Price;
CP    =    the Conversion Price on the day immediately preceding the day on which the Acceptance Event or the Acquisition of Control, as applicable, occurs;
Pr    =    the initial conversion premium of 55 per cent.;
c    =    the number of days from and including the date on which the Acquisition of Control or the Acceptance Event, as applicable, occurs to but excluding the Maturity Date; and
t    =    the number of days from and including the date of issue of the Bonds to but excluding the Maturity Date.
If, by applying the above formula, (i) CPa would be greater than CP, there will be no adjustment of the Conversion Price, or (ii) the Conversion Price would be reduced below the nominal amount per share in effect on the date of such adjustment, the Conversion Price shall instead be equal to such nominal amount.
In the case of an Acquisition of Control, the adjustment to the Conversion Price in accordance with this § 11(c) will become effective on the date on which the Acquisition of Control occurs.
In the case of a Take-over Bid, the adjustment to the Conversion Price in accordance with this § 11(c) will become effective the date on which the Acceptance Event occurs.
In the case of a Take-over Bid, in connection with which an Acceptance Event as well as an Acquisition of Control occurs, the Conversion Price shall be adjusted in accordance with this § 11(c) only once (and as of the time at which the first of these events occurs).
In no event shall the Conversion Price be adjusted more than once in accordance with this § 11(c) during any period starting with the notice by the Issuer of an Acquisition of Control or a Take-over Bid and ending on the Control Record Date (in case of an Acquisition of Control) or the day of the settlement of the Take-over Bid (in case of a Take-over Bid).

§ 10(k), (l) and (n) apply mutatis mutandis.
(d)    Net Share Settlement following an Acceptance Event.
(i)    The Issuer, upon any valid exercise of the Conversion Rights in accordance with § 11(b), will, in respect of the Principal Amount per Bond,
(A)    convert a portion of the Principal Amount as is equal to the number of Acceptance Event Net Shares multiplied with the Conversion Price adjusted in accordance with § 11(c) into such number of Settlement Shares as is equal to the number of Acceptance Event Net Shares, and issue and/or deliver the number of Acceptance Event Net Shares in accordance with § 8(d)(i) applied mutatis mutandis no later than on the Scheduled Settlement Date (subject to § 9(c)); and
(B)    pay to the relevant Bondholder the Acceptance Event Cash Conversion Amount by transfer to the cash account specified in the relevant Conditional Conversion Notice on the Scheduled Settlement Date.
(ii)    On or prior to the Conversion Date the Calculation Agent will determine the Acceptance Event Cash Conversion Amount in accordance with this § 11(e)(ii).
"Acceptance Event Cash Conversion Amount" means the lower of the following amounts:
(A)    the Principal Amount; and
(B)    the Acceptance Event Conversion Value (rounded to the nearest US$ 0.01, with US$ 0.005 being rounded upwards), all as determined by the Calculation Agent.
"Acceptance Event Conversion Value" or "AECV" means the amount determined by the Calculation Agent in accordance with the following formula:
AECV = AECR x OP

Where:
"AECR" or "Acceptance Event Conversion Ratio" per Bond is equal to the Principal Amount divided by the Conversion Price adjusted in accordance with § 11(c); and
"OP" means the Offer Price, translated (if necessary) into US dollars at the Relevant FX Rate on the Acceptance Record Date.
(iii)    On or prior to the Conversion Date the Calculation Agent will determine the Acceptance Event Net Shares in accordance with this § 11(d)(iii).
"Acceptance Event Net Shares" means,
(A)    if the Acceptance Event Conversion Value is equal to or lower than the Principal Amount, zero; and
(B)    if the Acceptance Event Conversion Value exceeds the Principal Amount, the number of Settlement Shares determined by the Calculation Agent in accordance with the following formula (rounded to the nearest whole multiple of 0.00001, with 0.000005 rounded upwards):

B
OP

Where:
"B" means (x) the Acceptance Event Conversion Value minus (y) the Principal Amount; and
"OP" means the Offer Price, translated (if necessary) into US dollars at the Relevant FX Rate on the Acceptance Record Date.
(e)    Definitions.  In these Terms and Conditions:
An "Acceptance Event" occurs when upon a Take-over Bid (i) after the expiry of the Initial Acceptance Period, the Bidder has published an announcement pursuant to § 23(1) sentence 1 No. 2 WpÜG according to which the Take-over Bid has been accepted for a number of Ordinary Shares which (together with Ordinary Shares already held by or attributable to the Bidder pursuant to the provisions of § 30 WpÜG) corresponds at least to such number of Ordinary Shares as are necessary to provide Control, and (ii) the Bidder has published an announcement according to which all offer conditions (including any minimum acceptance thresholds) have been satisfied at the latest upon expiry of the Initial Acceptance Period, except for (x) such offer conditions that have been validly waived and (y) such offer conditions the satisfaction of which may remain pending upon the expiration of the Initial Acceptance Period (such as conditions in relation to regulatory approvals, in particular merger control approvals, or the completion of capital measures of the Bidder in order to secure the offer consideration); provided, however, that an Acceptance Event cannot occur anymore if any offer condition cannot be fulfilled (already before or at the same time) any longer and the offer has, thus, failed.
"Acceptance Record Date" means the last day of the Initial Acceptance Period (taking into account extensions of this period, if any, pursuant to, or in accordance with, applicable laws and regulations).
An "Acquisition of Control" will be deemed to have occurred
(i)    if after the date of issue of the Bonds any Person or Persons or any partnership ("Relevant Person(s)") and/or any Person or Persons acting on behalf of any such Relevant Person(s), (irrespective of whether the management board (Vorstand) or the supervisory board (Aufsichtsrat) of the Issuer has given its consent thereto) acquire(s) Control of the Issuer (unless the acquirer is a credit institution, financial service provider or agent that acquires the relevant Ordinary Shares only temporarily in a transitory function in connection with the implementation of a capital measure or corporate action; or
(ii)    in the event of a Mandatory Offer for Ordinary Shares of the Issuer a situation arises in which (x) Ordinary Shares of the Issuer already in the direct or indirect, legal and/or beneficial, ownership (within the meaning of the Dutch Act on Financial Supervision) of the Bidder and (y) Shares in the Issuer in relation to which the Mandatory Offer has already been accepted, carry in aggregate 50 per cent. or more of the voting rights in the Issuer.
"Bidder" is the Person or partnership making the Take-over Bid or the Mandatory Offer.
"Conditional Conversion Notice Period" means the period commencing on the day on which the Issuer gives notice in accordance with § 11(b)(i) and ending at 4:00 pm (Frankfurt time) on the Acceptance Record Date.
"Control" means means direct or indirect ownership of Ordinary Shares, alone or acting in concert with other parties (within the meaning of article 5:70 of the Dutch Act on Financial Supervision), carrying an aggregate 50 per cent. or more of the voting rights in the Issuer.

"Control Record Date" means the Business Day fixed by the Issuer in accordance with § 11(a)(i) which will be not less than 40 and no more than 60 days after the date on which the notice of the Acquisition of Control is published in accordance with § 14.
"Initial Acceptance Period" means the acceptance period pursuant to § 16(1) WpÜG (not the additional acceptance period pursuant to § 16(2) WpÜG).
"Mandatory Offer" means any mandatory offer (Pflichtangebot) for Ordinary Shares, pursuant to article 5:70 of the Dutch Act on Financial Supervision or – in case the Issuer is not or no longer subject to the Dutch Act on Financial Supervision but to the comparable takeover regulation of another jurisdiction – according to this comparable takeover regulation, which is addressed to the shareholders of the Issuer by any Person or partnership other than the Issuer.
"Offer Price" means the consideration offered by the Bidder, including subsequent increases of the consideration to the extent that the Bidder publishes such increases no later than the date on which the Acceptance Event occurs, provided that:
(i)    if the consideration comprises solely cash which is expressed by the Bidder in the relevant offer document as a single fixed amount in a single currency, the Offer Price shall be deemed to be such fixed cash amount in the currency in which it is so expressed by the Bidder (whether or not such cash amount may be subsequently paid to certain holders of the Ordianry Shares in another currency based on the exchange rate prevailing at or around the date of payment of such cash amount); and
(ii)    in any other case, including without limitation if the consideration is a fixed cash amount expressed in more than one currency, if the consideration comprises shares, or if there is more than a single type of consideration, the Offer Price shall be the amount of any such consideration as at 4:00 pm (Frankfurt time) on the Acceptance Record Date, as determined by an Independent Expert.
"Take-over Bid" means any voluntary take-over bid for Ordinary Shares of the Issuer, subject to the Dutch Act on Financial Supervision or – in case the Issuer is not or no longer subject to the Dutch Act on Financial Supervision but to the comparable takeover regulation of another jurisdiction – according to this comparable takeover regulation, which is addressed to the shareholders of the Issuer by any Person or partnership other than the Issuer.
§ 12    Termination Rights of the Bondholders
(a)    Each Bondholder will be entitled to declare all or some only of its Bonds due and demand immediate redemption of such Bonds at the Principal Amount if any of the following events (each an "Event of Default") occurs:
(i)    the Issuer fails to pay principal or any other amount in respect of the Bonds within three Business Days from the relevant due date;
(ii)    the Issuer fails to duly perform any other obligation arising from the Bonds and such default, except where such default is incapable of remedy, continues unremedied for more than 60 calendar days after the Issuer (through the Principal Paying Agent) has received notice thereof from a Bondholder;
(iii)    (A)    any Capital Markets Indebtedness of the Issuer or any Material Subsidiary is declared to be due and payable prior to its stated maturity as a result of any default (however described) and the aggregate amount of all Capital Markets Indebtedness referred to herein reaches or exceeds US$ 50,000,000 (or its equivalent in any other currency or currencies); or

(B)    any Capital Markets Indebtedness of the Issuer or any Material Subsidiary is not paid when due and payable after expiration of any applicable grace period and the aggregate amount of all Capital Markets Indebtedness referred to herein reaches or exceeds US$ 50,000,000 (or its equivalent in any other currency or currencies).
(iv)    the Issuer or any Material Subsidiary suspends its payments in their entirety or announces its inability to meet its financial obligations;
(v)    a competent court opens insolvency proceedings against the Issuer or any Material Subsidiary which is not dismissed or stayed within 60 days after the commencement thereof, or the Issuer or any Material Subsidiary institutes such a proceeding;
(vi)    the Issuer ceases all or substantially all of its business operations or sells or otherwise transfers all or substantially all of its assets to third parties (except for any Subsidiary); or
(vii)    the Issuer is wound up, unless this is effected in connection with a merger or another form of amalgamation with another company or in connection with a restructuring, and the other or the new company assumes all obligations of the Issuer arising under the Bonds.
The right to declare Bonds due will terminate if the situation giving rise to it has been cured before such right is exercised.
(b)    Any notice declaring Bonds due in accordance with § 12(a) will be made by means of a declaration in text form in the German or English language to the Principal Paying Agent in accordance with the rules and procedures of the Clearing System. Evidence that such Bondholder at the time of such notice is a holder of the relevant Bonds shall be attached to the declaration. Such evidence can be provided by means of a certificate of the Custodian or in any other appropriate manner.
(c)    In the event specified in § 12(a)(ii) or § 12(a)(iii), any notice declaring Bonds due shall, unless at the time such notice is received any of the Events of Default specified in § 12(a)(i) or § 12(a)(iv)-(vii) has occurred, become effective only when the Principal Paying Agent has received such default notices from the Bondholders representing at least 25 per cent. of the aggregate principal amount of the Bonds then outstanding.
(d)    Termination notices received by the Principal Paying Agent after 4:00 p.m. (Frankfurt time) only become effective on the immediately succeeding Business Day.
§ 13    Paying Agents, Conversion Agents and Calculation Agent
(a)    Deutsche Bank AG will be the principal paying agent (the "Principal Paying Agent", and together with any additional paying agent appointed by the Issuer in accordance with § 13(b), the "Paying Agents"). Deutsche Bank AG will be the principal conversion agent (the "Principal Conversion Agent", and together with any additional conversion agent appointed by the Issuer in accordance with § 13(b), the "Conversion Agents").
The address of the specified offices of the Principal Paying Agent and the Principal Conversion Agent is:
Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany, Attention:    Trust & Agency Services
Conv-Ex Advisors Limited, 30 Crown Place, London EC2A 4EB, United Kingdom, will be the calculation agent (the "Calculation Agent" and together with the Paying Agents and the Conversion Agents, the "Agents").

Each Agent will be exempt from the restrictions set forth in § 181 BGB and similar restrictions of other applicable laws.
In no event will the specified office of any Agent be within the United States.
(b)    The Issuer will procure that there will be a Principal Paying Agent, a Principal Conversion Agent and a Calculation Agent at all times. The Issuer is entitled to appoint other banks of international standing as Paying Agents or Conversion Agents, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant expertise. Furthermore, the Issuer is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Issuer will appoint another bank of international standing as Paying Agent or Conversion Agent, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant expertise. Such appointment or termination will be published as soon as practicable in accordance with § 14, or, should this not be possible, be published in another appropriate manner.
(c)    All determinations, calculations and adjustments made by any Agent will be made in conjunction with the Issuer and will, in the absence of manifest error, be conclusive in all respects and binding upon the Issuer and all Bondholders.
Each Agent may engage the advice or services of any lawyers or other experts whose advice or services it deems necessary and may rely upon any advice so obtained. No Agent will incur any liability as against the Issuer or the Bondholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice in good faith.
(d)    Each Agent acting in such capacity, acts only as agent of, and upon request from, the Issuer. There is no agency or fiduciary relationship between any Agent and the Bondholders (only in the case of the Principal Conversion Agent except with respect to the execution of the conversion of the Bonds), and no Agent shall incur any liability as against the Bondholders or any other Agent.
(e)    If the Issuer appoints an Independent Expert in accordance with these Terms and Conditions, § 13(c) and (d) shall apply mutatis mutandis to the Independent Expert.
§ 14    Notices
(a)    The Issuer will, subject to § 17(f), publish all notices concerning the Bonds on its homepage (www.qiagen.com). Any such notice will be deemed to have been given when so published by the Issuer.
(b)    If the Bonds are listed on any stock exchange and the rules of that stock exchange so require, all notices concerning the Bonds will be made in accordance with the rules of the stock exchange on which the Bonds are listed.
(c)    In addition, the Issuer may deliver any notice concerning the Bonds to the Clearing System for communication by the Clearing System to the Bondholders.
(d)    A notice effected in accordance with § 14(a) to (c) above will be deemed to be effected on the day on which the first such communication is, or is deemed to be, effective.
§ 15    Issue of Additional Bonds
The Issuer reserves the right from time to time without the consent of the Bondholders to issue additional Bonds with identical terms (save for inter alia the issue date), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Bonds. The term "Bonds" will, in the event of such increase, also comprise such additionally issued Bonds.

§ 16    Presentation Period
The period for presentation of the Bonds pursuant to § 801(1) sentence 1 BGB will be 10 years.
§ 17    Amendments to the Terms and Conditions, by resolution of the Bondholders; Joint Representative
(a)    Amendment of the Terms and Conditions.  The Issuer may amend the Terms and Conditions with the consent of a majority resolution of the Bondholders pursuant to § 5 et seqq. of the German Act on Issues of Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen), as amended from time to time (the "SchVG"). In particular, the Bondholders may consent to amendments which materially change the substance of the Terms and Conditions, including such measures as provided for under § 5 paragraph 3 SchVG by resolutions passed by such majority of the votes of the Bondholders as stated under § 17(b) below. A duly passed majority resolution shall be binding equally upon all Bondholders.
(b)    Majority.  Except as provided by the following sentence and provided that the quorum requirements are being met, the Bondholders may pass resolutions by simple majority of the voting rights participating in the vote. Resolutions which materially change the substance of the Terms and Conditions, in particular in the cases of § 5 paragraph 3 numbers 1 through 9 SchVG, or relating to material other matters may only be passed by a majority of at least 75 per cent. of the voting rights participating in the vote (a "Qualified Majority").
(c)    Passing of resolutions.  The Bondholders can pass resolutions in a meeting (Gläubigerversammlung) in accordance with § 5 et seqq. SchVG or by means of a vote without a meeting (Abstimmung ohne Versammlung) in accordance with § 18 and § 5 et seqq. SchVG.
(i)    Attendance at the meeting and exercise of voting rights is subject to the Bondholders' registration. The registration must be received at the address stated in the convening notice no later than the third day preceding the meeting. As part of the registration, Bondholders must provide evidence of their eligibility to participate in the vote by means of a special confirmation of the Custodian in accordance with § 18(d)(i)(A) and (B) hereof in text form and by submission of a blocking instruction by the Custodian stating that the relevant Bonds are not transferable from and including the day such registration has been sent until and including the stated end of the meeting.
(ii)    Together with casting their vote, Bondholders must provide evidence of their eligibility to participate in the vote without a meeting by means of a special confirmation of the Custodian in accordance with § 18(d)(i)(A) and (B) hereof in text form and by submission of a blocking instruction by the Custodian stating that the relevant Bonds are not transferable from and including the day such vote has been cast until and including the day the voting period ends.
(d)    Second Meeting.  If it is ascertained that no quorum exists for the meeting in accordance with § 17(c)(i) or the vote without a meeting in accordance with § 17(c)(ii), in case of a meeting the chairman (Vorsitzender) may convene a second meeting in accordance with § 15 paragraph 3 sentence 2 SchVG or in case of a vote without a meeting the scrutineer (Abstimmungsleiter) may convene a second meeting within the meaning of § 15 paragraph 3 sentence 3 SchVG. Attendance at the second meeting and exercise of voting rights is subject to the Bondholders' registration. The provisions set out in § 17(c)(i) shall apply mutatis mutandis to Bondholders' registration for a second meeting.
(e)    Bondholders' Representative.  The Bondholders may by majority resolution provide for the appointment or dismissal of a bondholders' representative (the "Bondholders' Representative"), the duties and responsibilities and the powers of such Bondholders' Representative, the transfer of the rights of the Bondholders to the Bondholders' Representative and a limitation of liability of the Bondholders' Representative. Appointment of a Bondholders' Representative may only be passed by a Qualified Majority if such Bondholders' Representative is to be authorised to consent, in accordance with § 17(b) hereof, to a material change in the substance of the Terms and Conditions or other material matters.
(f)    Publication.  Any notices concerning this § 17 shall be made exclusively pursuant to the provisions of the SchVG.
§ 18    Final Clauses
(a)    The form and content of the Bonds and the rights of the Bondholders and the obligations of the Issuer will in all respects be governed by the laws of the Federal Republic of Germany.
(b)    Place of performance is Frankfurt am Main, Federal Republic of Germany.
(c)    To the extent legally permitted, the courts of Frankfurt am Main, Federal Republic of Germany will have jurisdiction for any action or other legal proceedings arising out of or in connection with the Bonds. This is subject to any exclusive court of venue for specific legal proceedings in connection with the SchVG.
(d)    Any Bondholder may in any proceedings against the Issuer or to which the Bondholder and the Issuer are parties protect and enforce in its own name the rights arising under the Bonds on the basis of:
(i)    a certificate issued by the Custodian
(A)    stating the full name and address of the Bondholder;
(B)    specifying the aggregate principal amount of Bonds credited on the date of such statement to such Bondholder's securities accounts maintained with the Custodian; and
(C)    confirming that the Custodian has given a notice to the Clearing System and the Principal Paying Agent containing the information specified in (A) and (B) and bearing acknowledgements of the Clearing System and the relevant account holder in the Clearing System; as well as
(ii)    a copy of the Global Bond, certified as being a true copy by a duly authorised officer of the Clearing System or the Principal Paying Agent.